Exhibit 5.4

CONSENT OF EXPERT

I, Evandro Cintra, Ph. D., P. Geo., Senior Vice President, Technical Services of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral resource estimates for the Agua Rica Project as at December 31, 2010 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

YAMANA GOLD INC.

By:	/s/ Evandro Cintra
Name:	Evandro Cintra, Ph.D., Professional Geologist
Title:	Senior Vice President, Technical Services

Date: April 25, 2011